QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

PROMISSORY NOTE

Principal Sum:	$4,000,000
Maker:	Afshin Mohebbi
Holder:	Qwest Communications International Inc.

        FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of the Holder the Principal Sum, plus interest from the Loan Date (as hereinafter defined, and as indicated on Schedule A attached hereto) until the date paid, at the Loan Rate indicated in Schedule A.

        The Maker agrees that the portion of the Principal Sum indicated as the Premium Amount on Schedule A shall be used to pay a premium on the life insurance Policy described in Schedule A. Such Premium Amount shall be paid by the Maker within ninety (90) days after the Loan Date (subject to an extension of up to sixty (60) days if so agreed by the parties). The "Loan Date" shall be the date on which the Holder pays the Principal Sum to the Maker, or with respect to any amount paid directly by the Holder to the insurer issuing the Policy, pursuant to a direction to do so by the Maker, the date on which the Holder pays the amount to the insurer.

        The entire Principal Sum, plus accrued interest thereon, shall be due and payable within (90) days following the death of the Insured (as listed in Schedule A). All payments hereon shall be made in lawful money of the United States of America to the order of the Holder at 1801 California Street, Denver, CO 80202 or at such other place as the Holder may designate in writing to the Maker from time to time. This Note may be prepaid by the Maker in whole or in part at any time without penalty or premium. If any payment due is not paid within ten (10) business days of the due date, such overdue amount shall bear interest from and after the due date until paid in full at the rate of 10% per annum, compounded annually, or at the maximum rate permitted by law, whichever is less.

        The Maker agrees that the Policy shall be owned solely by the Maker, that the estate of the Maker shall be designated as beneficiary to receive the Policy death benefit or any benefit paid at policy maturity, and that no other person or entity will have any interest in the policy, except as otherwise provided herein. Also, the Maker shall not surrender the Policy, in whole or in part, withdraw cash value from or borrow from the Policy, or otherwise pledge or encumber the Policy, except as expressly permitted by the terms of the Note. Maker further agrees that the entire Principal Sum and accrued interest shall become immediately due and payable, without any further demand or notice, all of which are expressly waived, upon the occurrence of any of the following events:

  (1)
  The Policy is not issued and the entire Premium Amount paid within ninety (90) days of the Loan Date, except that this period can be extended up to an additional sixty (60) days upon written agreement of the Holder and Maker.

  (2)
  The Maker attempts to transfer all or any part of its interest in the Policy to any party.

  (3)
  The Maker surrenders the Policy in whole or in part, or borrows from or withdraws cash value from the Policy, or otherwise pledges or encumbers the Policy.

  (4)
  The Maker reduces the face amount of the Policy without the consent of the Holder, but only if the face amount reduction results in a distribution of policy cash values.

        Maker agrees that a portion of the Principal Sum shall become due and payable within forty-five (45) days, without any further demand or notice, after the occurrence of any of the following events prior to June 1, 2006:

  a.
  Holder terminates Maker's employment for "cause" (as that term is defined in the Amended and Restated Employment Agreement effective January 1, 2002 between Maker and Holder (the "Employment Agreement")); or

  b.
  Maker terminates his employment without "good reason" as that term is defined in the Employment Agreement; or

  c.
  Holder terminates Maker's employment for "unsatisfactory performance" (as defined in Exhibit A) of his duties in accordance with the requirements of Exhibit A. Nothing in this subparagraph c will be deemed to modify or amend the terms of the Employment Agreement or to prevent Holder from having the right to terminate Maker, with or without cause, at any time and for any reason.

        In the event that (a) or (b) above occurs prior to June 1, 2006, the portion payable shall be equal to the Principal Sum multiplied by a fraction; the numerator of the fraction shall equal 60 minus the total number of months of employment completed by the Maker pursuant to the Employment Agreement prior to June 1, 2006, and the denominator of the fraction shall be 60. In the event that (c) above occurs prior to June 1, 2006, the portion due and payable shall be fifty percent (50%) of the amount that would have been due and payable had Maker's employment been terminated under (a) or (b) above.

        The Maker shall not be responsible for paying any additional amounts as Policy premiums, even if it becomes necessary to do so to prevent the Policy from lapsing. However, the Maker, or any other party acting on behalf of the Maker, may pay additional Policy premiums as he elects.

        The Holder may transfer or assign its rights under this Note to any individual or entity without the consent of the Maker. However, notice of any such transfer or assignment shall be given to the Maker by the Holder.

        The Maker hereby waives presentment, demand for payment, notice of default and notice of protest. The Maker agrees to pay on demand all losses, costs and expenses incurred by the Holder in connection with the enforcement of this Note.

        This Note shall be governed by and construed in accordance with the laws of the state of Colorado.

        IN WITNESS WHEREOF, the undersigned parties have caused this Note to be duly executed under seal as of the date first above written.

Holder		Maker
Qwest Communications International Inc.
By:	/s/ DRAKE S. TEMPEST	/s/ AFSHIN MOHEBBI Afshin Mohebbi
	3/18/02 Date	3/18/02 Date

PROMISSORY NOTE
Exhibit A
Unsatisfactory Performance

        If Holder's Chief Executive Officer ("CEO") makes an initial determination that sufficient performance issues exist that CEO is considering whether Maker should be terminated for "unsatisfactory performance" then CEO will give written notice to Maker specifying the performance issues underlying the determination and describing in reasonable detail expectations for improved performance. If at the end of ninety (90) days following the giving of such notice CEO determines that Maker has not satisfactorily addressed the performance issues, CEO may give Maker written notice that he intends to terminate Maker's employment for "unsatisfactory performance" if Maker does not satisfactorily address such performance issues within a further ninety (90) day period and that he has informed members of Holder's Board of Directors (the "Board") of his intention. If at the end of such further ninety (90) day period CEO determines that Maker has not satisfactorily addressed the performance issues, having informed the Board of his decision, CEO may terminate Maker's employment for "unsatisfactory performance," and Maker's employment will be deemed to have been terminated for "unsatisfactory performance" for purposes of this Promissory Note. For purposes of this Promissory Note only, "unsatisfactory performance" will mean Maker failing to meet the financial, operational, service, leadership and/or strategic goals that are customarily required of a President and Chief Operating Officer and are set forth specifically by CEO and the Board. Nothing herein shall limit, in any manner whatsoever, the Company's right to terminate Maker's employment for any reason or for no reason.

PROMISSORY NOTE
Schedule A

Loan Date:	April 1, 2002
Loan Rate:	5.54% per annum, compounded semi-annually
Policy
Insurer:	Travelers Life and Annuity Company
Policy Number:	7702103
Insured:	Afshin Mohebbi
Premium Amount:	$1,333,333

QuickLinks

  Exhibit 10.28